NEWS RELEASE www.AGCOcorp.com For immediate release – AGCO Investor Contact AGCO Media Contact Greg Peterson Rachel Potts V.P., Investor Relations V.P., Chief Communications Officer 770-232-8229 678-654-7719 greg.peterson@agcocorp.com rachel.potts@agcocorp.com AGCO Completes Divestiture of Grain & Protein Business DULUTH, Ga., November 1, 2024 – AGCO Corporation (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, has completed the previously announced divestiture of the majority of its Grain & Protein business to American Industrial Partners (“AIP”) effective November 1, 2024, in an all-cash transaction valued at approximately $700 million. “Divesting of Grain & Protein is a significant milestone in AGCO’s strategic transformation, accelerated by the PTx Trimble joint venture, which was completed in April 2024,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “AGCO’s portfolio is now focused on award-winning agricultural machinery and precision ag technology products, which underpins a long-term focus on high growth, high margin and significant free cash flow generating businesses.” Proceeds from the sale, net of working capital and other customary closing adjustments, will be used consistent with AGCO’s stated capital allocation priorities, including primarily debt repayment, as well as investment in technology and organic growth initiatives and return of capital to shareholders. Morgan Stanley & Co. LLC and Rabo Securities USA, Inc. acted as financial advisors to AGCO. Simpson Thacher & Bartlett LLP acted as legal advisor to AGCO. About AGCO AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio, including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and

2 services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $14.4 billion in 2023. For more information, visit www.agcocorp.com. Cautionary Statements Regarding Forward-Looking Information Forward-looking statements in this release, including statements about the transaction and our strategic plans as well as the financial impact to the Company resulting therefrom, and our ability to close the transaction and the timing of the closing, are subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include, but are not limited to, the ability to successfully complete the divestiture of Grain & Protein on a timely basis, including receipt of required regulatory approvals and satisfaction of other conditions, the risk that the loss on sale of the assets could ultimately be greater than we currently expect, and the ability of the Company to use the proceeds of the transaction consistent with its stated capital allocation priorities. Further information concerning these and other risks is included in AGCO’s filings with the SEC, including its Form 10-K for the year ended December 31, 2023 and subsequent Form 10-Q filings. AGCO disclaims any obligation to update any forward-looking statements except as required by law. ###